EXHIBIT 99.1

news release

Contact Information:	Investor Relations Information:
Charlotte Willson	Rod Peterson
NeoMagic Corporation	NeoMagic Corporation
Vice President, Finance	Director, Administration
(408) 428-9725	(408) 428-9725

Neomagic® Corporation Announces Private Equity Financing

San Jose, California – January 17, 2012

NeoMagic Corporation (NMGC.PK), the pioneer of embedded memory and logic technology, announced today that it has executed a private financing (the “PIPE”) for 6,000,000 shares of the Company’s Common Stock priced at $0.01 per share. The financing is led by Bluestone Financial LTD investor group and Mediastone LLC, two prominent venture capital and private equity firms. David Tomasello, NeoMagic’s Chairman of the Board, is managing director of Bluestone Financial and Jorge-Granier Phelps, a member of NeoMagic’s Board of Directors, is managing director of Mediastone LLC.

Also participating in the transaction, are Syed Zaidi, President and CEO, and Charlotte Willson, Vice President Finance and Principal Accounting Officer, and two additional employees. The initial closing date of the PIPE was set at January 11, 2012 and at the discretion of the Company, the Company may conduct one or more subsequent closings within 150 days of the initial closing date, allowing additional investors to participate in the PIPE up to a maximum aggregate of 16,000,000 shares of its common stock for a maximum financing of $160,000.

Syed Zaidi, President and CEO of NeoMagic Corporation said, “This funding milestone shows that our investors share our enthusiasm as we execute to our business plan and move forward with new product development. By securing funding, we will now be able to accelerate our efforts to bring to market a new generation of products and to capitalize on what we believe are high-volume and high-growth opportunities for the Company.”

Separately, NeoMagic has retained Proactive Investors a leading multi-media news organization, investor portal and events management business with offices in New York, Sydney, Toronto, Frankfurt and London to improve investor communications and increase the Company's visibility with high net worth investors, fund managers, hedge funds and private client brokers.

About NeoMagic

NeoMagic designs and delivers consumer electronic device solutions with semiconductors and software for video, television, imaging, graphics, and audio. We provide low cost, innovative chip technology for tomorrow's entertainment and communication needs.  Our solutions offer low power consumption, small form-factor and high performance processing. As part of our complete system solution, we deliver a suite of middleware and sample applications for imaging, video and audio functionality, and we provide multiple operating system ports with customized drivers for our products. Our product portfolio includes semiconductor solutions known as Applications Processors. Our Applications Processors are sold under the “MiMagic” brand name with a focus on enabling high performance processor within a low power consumption environment. The Company has developed the Horizon Digital Picture Frame kit using our MiMagic 6+ application processor. We are also utilizing the MiMagic 6+ application processor in an M-book controller to be used by karaoke systems.

Our capabilities give our partners and their customers’ high quality answers to excite and enhance the consumer's lifestyle. For more information, visit www.neomagic.com.

About Proactive Investors

Proactive Investors facilitate the largest global investor network across 4 continents in 4 languages. With a team of analysts journalists & professional investors Proactive produce independent coverage on 1000’s of companies across every sector for private investors, private client brokers, fund managers and international investor communities. For more information, visit www.proactiveinvestors.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, including our Form10-K's, 10-Q and 8-K's for 2007 through the date of October 31, 2010 hereof have been made available to the Investor at www.sec.gov.  Information for the period ending January 30, 2011 to the present is not available through the SEC due to the cessation of the Company’s required filings under the 1934 Act. Actual results, including, without limitation, the Company's ability to successfully raise capital may differ significantly from those set forth in the forward-looking statements. Forward-looking statements involve risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). For example, statements about our expectations in connection with financings are subject to a variety of uncertainties and are subject to change as a result of changes in circumstances that could make it difficult for us to consummate such financings on terms acceptable to the Company, or at all. The Company undertakes no obligation to update any forward-looking statements, except as provided for by law.

NeoMagic is a registered trademark of NeoMagic Corporation and MiMagic is trademarked. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.